Exhibit 4.174

LEASE AMENDING AGREEMENT

THIS AGREEMENT dated for reference the 9th day of May, 2011.

BETWEEN:	SUN LIFE ASSURANCE COMPANY OF CANADA,
c/o Bentall Kennedy (Canada) Limited Partnership,
Suite 1800, Four Bentall Centre, 1055 Dunsmuir Street,
Vancouver, British Columbia, V7X 1B1

and

CONCERT REAL ESTATE CORPORATION,
9th Floor, 1190 Hornby Street, Vancouver,
British Columbia, V6Z 2K5

(hereinafter collectively referred to as the “Landlord”)

OF THE FIRST PART

AND:	NEVADA GEOTHERMAL POWER INC.,
a body corporate having a business office at
Suite 840, 1140 West Pender Street
Vancouver, British Columbia, V6E 4G1

(hereinafter referred to as the “Tenant”)

OF THE SECOND PART

WHEREAS:

A.        By a lease dated the 18th day of February, 2011, (the “Lease”), the Landlord leased to the Tenant for a term (the “Term”) of five (5) years, commencing on the 1st day of June, 2011 and ending on the 31st day of May, 2016, certain premises (the “Premises”) containing a Rentable Area of approximately 6,173 square feet known as Suite 840, located in the Landlord’s building civically described as 1140 West Pender Street (the “Building”) in the City of Vancouver, in the Province of British Columbia, all upon the further terms and conditions contained in the Lease;

B.         The commencement of the Term has been delayed by one month due to the City of Vancouver’s building code requirement to have the ceiling within the Premises seismically restrained;

C.         The parties have agreed to amend the Lease in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration now paid by the Tenant to the Landlord, the receipt of which is hereby acknowledged, and the mutual covenants and agreements herein set forth, the parties hereto covenant and agree as follows:

1.	The recitals as hereinbefore set out are true in substance and in fact.

2.	The parties hereto hereby covenant, acknowledge and agree that the Lease shall be amended pursuant to the amendments contained in Paragraph 3 of this Agreement.

3.	The parties acknowledge and agree that as and from the date of this Agreement the Lease is hereby amended to provide as follows:

(a) Article 1 of the Lease, being the Basic Terms of the Lease is hereby deleted in its entirety and replaced with Article 1 attached to this Agreement.

(b) Section 2.2 of the Lease is deleted in its entirety and replaced with the following:

“2.2 Free Basic Rent

Notwithstanding anything to the contrary herein contained, but subject to the Tenant being in occupancy and not in default, the Landlord shall provide the Tenant with sixteen (16) months free Basic Rent. The free Basic Rent shall be applied by the Landlord against the payment of Basic Rent accruing due during following calendar months of the Term:

(a) April 2012 through June 2012, inclusive;
(b) April 2013 through June 2013, inclusive;
(c) March 2014 through June 2014, inclusive;
(d) April 2015 through June 2015, inclusive;
(e) April 2016 through June 2016, inclusive,

and Sections 1.1(j) and 5.1 hereto shall be deemed to have been amended accordingly. For greater certainty, the Tenant acknowledges and agrees that notwithstanding the periods of free Basic Rent set out above it shall remain responsible for payments of all other amounts owing under this Lease.”.

(c)	Section 5.7 of the Lease is amended by deleting reference to “June 2012, June 2013, June 2014 and June 2015” and replacing with “July 2012, July 2013, July 2014 and July 2015”.

4.	The Tenant represents and warrants that it has the right, full power and authority to agree to these amendments to the Lease, and other provisions contained in this Agreement.

5

The parties confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect, except as modified by this Agreement. It is understood and agreed that all terms and expressions when used in this Agreement shall, unless a contrary intention is expressed herein, have the same meanings as ascribed to them in the Lease.

6.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns as the case may be.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Agreement on the day and year first above written.

THE LANDLORD:

SUN LIFE ASSURANCE COMPANY OF CANADA
as to a Fifty percent (50%) interest by its duly	)
authorized Agent BENTALL KENNEDY (CANADA))
LIMITED PARTNERSHIP by its General Partner, Bentall	)
Kennedy (Canada) G.P. Ltd.	)
)
)
Authorized Signatory	)
)
)
Authorized Signatory

CONCERT REAL ESTATE CORPORATION	)
as to a Fifty percent (50%) interest	)
)
)
Authorized Signatory	)
)
)
Authorized Signatory

THE TENANT:

NEVADA GEOTHERMAL POWER INC.	)
)
)
Authorized Signatory	)
)
)
Authorized Signatory

I/We have the authority to bind the Corporation

ARTICLE 1 – BASIC TERMS

1.1

(a)	(i)	Landlord:	SUN LIFE ASSURANCE COMPANY
OF CANADA AND CONCERT REAL
ESTATE CORPORATION

	(ii)	Address of Landlord:	c/o Bentall Kennedy (Canada) LP
Suite 1800 – 1055 Dunsmuir Street,
P.O. Box 49001, Vancouver, B.C. V7X 1B1

(b)	(i)	Tenant:	NEVADA GEOTHERMAL POWER INC.

	(ii)	Address of Tenant:	Prior to the Commencement Date:

Suite 900 – 409 Granville Street
Vancouver, British Columbia, V6C 1T2

As of the Commencement Date, the Premises

(c)	(i)	Indemnifier:	Not Applicable

	(ii)	Address of Indemnifier:	Not Applicable

	(iii)	Indemnity Provisions:	See Schedule "D"

(d)	Project, if applicable:		1140 West Pender Street

(e)	Building:		1140 West Pender Street

(f)	Premises:		Suite 840

(g)	Rentable Area of Premises:		Approximately 6,173 square feet

(h)	(i)	Term:	Five (5) years

	(ii)	Commencement Date:	July 1, 2011

	(iii)	Expiry Date:	June 30, 2016

(i)	Fixturing Period:		Commencing the next day following execution of this Lease and ending June 30, 2011, provided the Landlord has received proof of the Tenant’s insurance

(j)	Basic Rent, subject to Section 2.2:

Time Period	Per Sq. Ft. of Rentable Area of the Premises/Year	Per Year	Per Month
July 1, 2011 to June 30, 2014	$ 21.00	$ 129,633.00	$ 10,802.75
July 1, 2014 to June 30, 2016	$ 22.00	$ 135,806.00	$ 11,317.17

(k)	(i)	Rent Deposit referred to in section 5.6: Not Applicable

	(ii)	Security Deposit referred to in Section 5.7: $127,316.89

INITIAL
LANDLORD	TENANT